EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Record Quarterly Net Earnings
Fiscal 2007 Second-Quarter Net Earnings Increase More Than 36 Percent

Operating Income Increases Nearly 45 Percent;
Second-Quarter Consolidated Net Sales Increase 15 Percent

GRAND RAPIDS, MICHIGAN-October 11, 2006-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week second quarter ended September 9, 2006.

Second-Quarter Results

Consolidated net sales for the 12-week second quarter increased 15.2 percent to $559.4 million from $485.5 million in last year's second quarter. Net sales increased across all business segments due primarily to the acquisition of D&W Food Centers' stores, strong comparable-store sales growth of 6.4 percent and new distribution business.

Second-quarter operating earnings increased 44.8 percent to $17.7 million from $12.2 million in the same period last year. The earnings improvement was driven by strong sales growth, synergies from the D&W acquisition, as well as favorable workers' compensation and healthcare cost trends.

"We are very pleased with our second-quarter financial performance," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "Strong sales growth led to our $9.3 million second-quarter net earnings, which is a quarterly record for our company. This strong sales growth is broadly based across both of our operating divisions and is a result of successful execution of each of our core business strategies. These strategies encompass acquisitions, improved merchandising, marketing and store operating procedures, new distribution customers and higher sales penetration with existing distribution customers. We are pleased to continue this financial performance momentum in a challenging economic environment."

Second-quarter net earnings increased 36.2 percent reaching a record high $9.3 million, or $0.44 per diluted share, compared with $6.9 million, or $0.32 per diluted share, in the same period last year.

The increase in second-quarter operating earnings was partially offset by higher interest expense, which increased to $3.0 million from $1.8 million in the corresponding period last year due to higher outstanding borrowings used to fund the Company's retail acquisition, as well as the effect of recent interest rate increases. In addition, the second-quarter results included $0.2 million in after tax charges associated with the disposal of fixed assets.

Second-quarter gross margin increased 70 basis points to 20.0 percent compared with 19.3 percent in last year's second quarter. The increase was primarily due to a larger concentration of higher margin retail sales and operational synergies resulting from the retail acquisition.

Second-quarter operating expenses increased to $94.3 million, or 16.8 percent of sales, compared with $81.3 million, or 16.7 percent of sales in the same quarter last year. The increase in operating expenses as a percentage of sales was due primarily to the higher operating costs associated with the acquired retail operations and higher utility, fuel and bank card fees. Partially offsetting these increases was a $1.3 million pretax benefit related to favorable reserve adjustments for workers' compensation, healthcare and general liability insurance as a result of positive cost trends. Last year's second-quarter included a pretax charge of $0.6 million for advisory fees related to the Company's strategic review process.

Operating Segments

Distribution Segment

Net sales in the distribution segment increased 6.8 percent to $281.5 million from $263.7 million in the same period last year. The sales increase was due to additional distribution customers and an increase in sales to existing customers.

Operating earnings for the segment increased 38.1 percent to $7.9 million, compared with $5.7 million in the same period last year. Better fixed cost absorption from higher sales volumes and a more favorable product mix combined to drive the earnings improvement. In addition, the division benefited from second-quarter insurance reserve adjustments of approximately $0.5 million, year-over-year.

Retail Segment

Second-quarter retail net sales increased 25.3 percent to $277.9 million from $221.9 million in the same period last year. The sales increase was due primarily to incremental sales from the acquired retail stores and strong comparable store sales growth of 6.4 percent. The strong comparable store sales growth was the result of the Company's continued investment in facilities, additional fuel centers coupled with the closure of competitor retail stores. Fuel center sales contributed approximately 3.5 percentage points toward the total comparable store sales increase.

Retail operating earnings increased 50.5 percent to $9.9 million compared with $6.5 million in the same period last year. The increase in operating earnings was the result of higher sales volumes, higher gross margins due to improved market conditions and a better product mix.

Retail operating earnings for the quarter benefited by approximately $0.8 million on a pretax basis due to the previously mentioned insurance reserve adjustments.

Balance Sheet

Long-term debt at September 9, 2006 (including current maturities) increased to $124.1 million from $65.7 million at March 25, 2006 as a result of borrowings and the assumption of capital leases associated with the D&W Food Centers acquisition. Total borrowings since completion of the acquisition, however, have declined approximately $11.5 million as a result of improved earnings and working capital leverage.

Year-To-Date

Consolidated net sales for the 24-week, year-to-date period rose 15.1 percent to $1.1 billion from $0.9 billion in the corresponding period last year. The net sales increase was primarily the result of incremental sales from the D&W acquisition, significantly higher comparable store sales, contributions from new distribution customers and increased sales to existing customers, as well as, higher fuel center sales. The increase was partially offset by the closing of two retail stores in the first quarter of fiscal 2007.

Year-to-date operating earnings improved 34.7 percent to $24.6 million from $18.2 million in the same period last year. The improvement was primarily the result of higher sales volumes, higher gross profit margins due to a greater mix of more profitable retail sales, synergies resulting from the acquisition and a better mix of product sales. The year-to-date results include pretax charges of $4.2 million for asset impairments and exit costs from two closed retail stores and training and start-up costs associated with the D&W acquisition disclosed in the fiscal 2007 first quarter net of the previously mentioned insurance reserve adjustments. The year-to-date period last year included $0.8 million in pretax charges related to asset impairments and exit costs and residual advisory fees from the conclusion of the company's strategic review process.

Net earnings for the 24-week period increased 26.5 percent to $12.0 million from $9.5 million in the same period last year.

Outlook

"We are pleased with our year-to-date performance and remain optimistic about the second half of fiscal 2007," said Mr. Sturken. "We expect our distribution sales growth to moderate in the second half of the fiscal year as we cycle a portion of our new business gains. In our retail division, we expect comparable store sales to be in the low to mid single digit range due to current market trends, as well as the expected opening of two additional fuel centers. The economic climate in Michigan, however, remains challenging and the industry remains highly competitive.

"Fiscal 2007 earnings should continue to show improvement compared with the prior year, as gross margin rates benefit from a greater mix of higher margin retail sales, as operational efficiencies are realized from the acquisition and from the improved mix of products sold. We expect higher selling, general and administrative run rates compared with the prior year due to increased sales in the retail segment, higher SG&A costs associated with operating the acquired retail stores and higher employee compensation costs and bank card fees.

"We expect capital expenditures for fiscal 2007 to range from $30 million to $33 million, depreciation and amortization to range from $22 million to $24 million, with expense of approximately $13 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's second-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 12, 2006. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 350 independent grocery stores in Michigan. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook," "momentum," or "opportunities," "promising," "prospects"; that an event or trend "may," "should," or "will" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result, or is "optimistic" that an event will occur. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, control expenses, realize efficiencies, implement plans and strategies, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	Sept. 9, 2006	Sept. 10, 2005	Sept. 9, 2006	Sept. 10, 2005

Net sales	$559,384	$485,541	$1,087,400	$944,861
Cost of sales	447,409	391,995	871,925	765,508
Gross margin	111,975	93,546	215,475	179,353

Operating expenses
Selling, general and administrative	89,327	76,711	180,885	151,643
Depreciation and amortization	4,925	4,592	10,011	9,469
Total operating expenses	94,252	81,303	190,896	161,112

Operating earnings	17,723	12,243	24,579	18,241

Other income and expenses
Interest expense	2,952	1,763	5,809	3,532
Other, net	238	(3)	206	(55)
Total other income and expenses	3,190	1,760	6,015	3,477

Earnings before income taxes and discontinued operations	14,533	10,483	18,564	14,764
Income taxes	5,085	3,415	6,498	4,881

Earnings from continuing operations	9,448	7,068	12,066	9,883

Loss from discontinued operations, net of taxes	(114)	(215)	(43)	(378)

Net earnings	$9,334	$6,853	$12,023	$9,505

Basic earnings (loss) per share:
Earnings from continuing operations	$0.46	$0.34	$0.58	$0.48
Loss from discontinued operations	(0.01)	(0.01)	(0.00)	(0.02)
Net earnings	$0.45	$0.33	$0.58	$0.46

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.45	$0.33	$0.57	$0.47
Loss from discontinued operations	(0.01)	(0.01)	(0.00)	(0.02)
Net earnings	$0.44	$0.32	$0.57	$0.45

Weighted average number of shares outstanding:
Basic	20,796	20,808	20,756	20,722
Diluted	21,191	21,437	21,148	21,338

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 9, 2006	March 25, 2006
ASSETS
Current assets
Cash and cash equivalents	$10,221	$7,655
Accounts receivable, net	47,369	45,280
Inventories	119,840	95,892
Other current assets	14,223	12,234
Property and equipment held for sale	5,050	6,634
Total current assets	196,703	167,695

Other assets
Goodwill, net	141,216	72,555
Deferred taxes on income	3,343	9,061
Other, net	14,592	14,108
Total other assets	159,151	95,724
Property and equipment, net	138,751	115,178
Total assets	$494,605	$378,597

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$109,773	$90,992
Accrued payroll and benefits	27,252	29,423
Other accrued expenses	19,455	18,356
Current portion of exit costs	8,161	6,513
Current maturities of long-term debt	5,367	1,675
Total current liabilities	170,008	146,959

Long-term liabilities
Other long-term liabilities	20,028	13,402
Exit costs	27,764	8,804
Long-term debt and capital lease obligations	118,782	64,015
Total long-term liabilities	166,574	86,221

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 21,476 and 21,023 shares outstanding	123,105	123,256
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	-	(2,873)
Accumulated other comprehensive loss	(276)	(276)
Retained earnings	35,194	25,310
Total shareholders' equity	158,023	145,417
Total liabilities and shareholders' equity	$494,605	$378,597

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(24 weeks) Sept. 9, 2006	(24 weeks) Sept. 10, 2005
Net cash provided by operating activities	$24,195	$22,375

Net cash used in investing activities	(59,861)	(8,757)

Net cash provided by (used in) financing activities	37,914	(12,442)

Net cash provided by (used in) discontinued operations	318	(2,562)

Net increase (decrease) in cash and cash equivalents	2,566	(1,386)

Cash and cash equivalents at beginning of period	7,655	14,880

Cash and cash equivalents at end of period	$10,221	$13,494

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	Sept. 9, 2006	Sept. 10, 2005	Sept. 9, 2006	Sept. 10, 2005
Retail Segment:

Net Sales	$277,915	$221,871	$530,076	$424,474
Operating Earnings	$9,859	$6,549	$11,026	$9,065

Distribution Segment:

Net Sales	$281,469	$263,670	$557,324	$520,387
Operating Earnings	$7,864	$5,694	$13,553	$9,176

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks)		(24 weeks)
	Sept. 9, 2006	Sept. 10, 2005	Sept. 9, 2006	Sept. 10, 2005
Retail Segment:
Operating earnings	$9,859	$6,549	$11,026	$9,065
Plus:
Depreciation and amortization	3,087	2,682	6,157	5,555
Provision for asset impairments and exit costs	-	-	4,464	270
Michigan Single Business Tax expense	80	51	166	99
Other non-cash charges	197	64	389	344
EBITDA	$13,223	$9,346	$22,202	$15,333

Distribution Segment:
Operating earnings	$7,864	$5,694	$13,553	$9,176
Plus:
Depreciation and amortization	1,838	1,910	3,854	3,914
Michigan Single Business Tax expense	388	261	776	743
Other non-cash charges	587	410	1,122	649
EBITDA	$10,677	$8,275	$19,305	$14,482

Consolidated:
Operating earnings	$17,723	$12,243	$24,579	$18,241
Plus:
Depreciation and amortization	4,925	4,592	10,011	9,469
Provision for asset impairments and exit costs	-	-	4,464	270
Michigan Single Business Tax expense	468	312	942	842
Other non-cash charges	784	474	1,511	993
EBITDA	$23,900	$17,621	$41,507	$29,815

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.